UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report
(Date of earliest event reported): April 9, 2014

IMH FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-52611 (Commission File Number)	23-1537126 (I.R.S. Employer Identification Number)

7001 N. Scottsdale Rd., Suite 2050
Scottsdale, Arizona 85253
(Address of principal executive office)

Registrant’s telephone number, including area code: (480) 840-8400

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

On April 4, 2014, IMH Financial Corporation (the “Company”) entered into an agreement with its senior lender, NWRA Ventures I, LLC (“NW Capital”), for the purpose of allowing for the early prepayment of the senior secured, convertible loan on or before May 30, 2014.  The agreement, among other things, establishes a prepayment amount of $80 million and requires the repurchase by the Company of 319,844 shares of the Company’s stock held by NW Capital at a price equal to the original purchase price of such shares of $8.02 per share, which is $1.3 million above our stock’s estimated fair value as of December 31, 2013 of $4.12 per share.  The Company believes that the prepayment amount would result in an approximate $13.0 million reduction in interest expense that the Company would otherwise incur if the loan was held to scheduled maturity in June 2016.  As of May 30, 2014, this prepayment amount would be approximately $12.9 million in excess of the loan’s principal balance, deferred interest balance and amortized Exit Fee (as defined in our annual report on Form 10-K) as of that date.  Accordingly, if the prepayment is executed under the terms of the agreement, it will result in an earnings charge on loan prepayment and stock repurchase of approximately $14.2 million. The Company’s objective in this transaction is to reduce its current annual interest expense.  The agreement also specifies multiple other conditions and releases to be executed concurrent with the prepayment.  While the Company has begun efforts to obtain the required capital to execute this transaction, which is expected to be derived from a combination of preferred convertible equity and replacement senior secured debt, there can be no assurance that the Company will be successful in raising the required capital and completing the prepayment of the NW Capital senior secured, convertible loan. Should prepayment not occur by May 30, 2014, there is no penalty and the terms and provisions of the existing loan agreement remain unchanged.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

IMH FINANCIAL CORPORATION
(Registrant)

By:	/s/ Steven T. Darak
Steven T. Darak
Chief Financial Officer

Date: April 9, 2014